Exhibit 10.2
SHAREHOLDER AGREEMENT

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TABLE OF CONTENTS
(continued)

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SHAREHOLDER AGREEMENT
     THIS SHAREHOLDER AGREEMENT (this “Agreement”) is made and entered into as of this 25th day of April, 2008, by and among Compact Particle Acceleration Corporation, a Wisconsin corporation (the “Company”), TomoTherapy Incorporated, a Wisconsin corporation (“TomoTherapy”), each holder of the Company’s Series A Common Stock, $0.001 par value per share (“Series A Common Stock”), listed on Schedule A (each a “Series A Holder” and collectively, the “Series A Holders”) and each holder of Series B Common Stock, $0.001 par value per share (“Series B Common Stock” and, together with the Series A Common Stock and all other common stock as described in the Articles (as defined below), the “Common Stock”), listed on Schedule B (each an “Series B Holder” and collectively, the “Series B Holders”) (TomoTherapy, the Series A Holders and the Series B Holders, together with any subsequent investors or transferees who become parties hereto pursuant to Sections 9.1 or 9.2 below, are referred to herein each as a “Shareholder” and collectively as the “Shareholders”). Capitalized terms not otherwise defined herein have the meanings attributed to them in Exhibit A, which is incorporated herein by reference.
RECITALS
     WHEREAS, this Agreement is being executed and delivered pursuant to that certain Stock Purchase Agreement, dated as of April 25, 2008, by and between the Company and the parties named therein (as amended, restated, and otherwise modified from time to time, the “Purchase Agreement”); and
     WHEREAS, the parties desire to enter into this Agreement for the purpose of regulating certain aspects of the Shareholders’ relationships with regard to the Company, the right, among other rights, to designate the election of certain members of the Board of Directors of the Company (the “Board”), and certain restrictions on, and rights and obligations with respect to, the Common Stock owned by the Shareholders.
     NOW, THEREFORE, the parties agree as follows:
1. Voting Provisions Regarding Board.
     1.1 Size of the Board. Each Shareholder agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be at least five (5) directors.
     1.2 Board Composition. Each Shareholder agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of shareholders at which an election of directors is held or pursuant to any written consent of the shareholders, the following persons shall be elected to the Board:
     (a) One individual designated by the holders of a majority of the Series A Common Stock (the “Series A Director”); provided, however, that those shares of Series

A Common Stock held by TomoTherapy shall be ineligible to vote to designate such individual until the Call Right (as defined below) is exercised pursuant to Section 5
     (b) One individual designated by the holders of a majority of the Series B Common Stock (the “Series B Director”);
     (c) Two individuals designated by TomoTherapy (each a “TomoTherapy Director”); and
     (d) The Company’s Chief Executive Officer, or if there not be one, the senior ranking officer of the Company (in lieu of the CEO) (the “CEO Director”), provided that if for any reason the CEO Director shall cease to serve in such role for the Company, each of the Shareholders shall promptly vote their respective Shares (i) to remove such person from the Board if such person has not resigned as a member of the Board, and (ii) to elect such person’s replacement as the new CEO Director.
     1.3 Matters Requiring Certain Directors’ Approval. The Company hereby covenants and agrees that it shall not, without the approval of the Company’s Board, including at least one TomoTherapy Director and at least one of either the Series A Director or the Series B Director:
     (a) make, or permit any subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board;
     (b) guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;
     (c) incur any aggregate indebtedness in excess of $1,000,000 that is not already included in a budget approved by the Board, other than trade credit incurred in the ordinary course of business;
     (d) change the principal business of the Company, enter new lines of business, or exit the current line of business;
     (e) sell, assign, license, pledge, or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business or those agreements substantially in place as of the date of the Purchase Agreement; or
     (f) declare or make any dividend or other distribution.
     1.4 Failure to Designate a Board Member. In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

     1.5 Removal of Board Members. Each Shareholder also agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:
     (a) no director elected pursuant to Sections 1.2 or 1.4 of this Agreement may be removed from office, unless the Person(s) originally entitled to designate or approve such director or occupy such Board seat pursuant to Section 1.2 is no longer so entitled to designate or approve such director or occupy such Board seat;
     (b) any vacancies created by the resignation, removal or death of a director elected pursuant to Sections 1.2 or 1.4 shall be filled pursuant to the provisions of this Section 1; and
     (c) upon the request of any party entitled to designate a director as provided in Section 1.2 to remove such director, such director shall be removed.
     All Shareholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of Shareholders for the purpose of electing directors.
     1.6 No Liability for Election of Recommended Directors. No Shareholder, nor any Affiliate of any Shareholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Shareholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.
     1.7 Other Board Matters. Each Shareholder shall take such actions as may be necessary, including without limitation, the voting of Shares to ensure that (a) the Board shall meet at least quarterly unless otherwise agreed by a vote of the majority of the Board and (b) the Company will bind directors and officers insurance with a carrier and in an amount satisfactory to the Board.
2. Information Rights of Major Investors.
     2.1 Delivery of Financial Statements. The Company shall deliver to each Major Investor:
     (a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of shareholders’ equity as of the end of such year;
     (b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of shareholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);
     (c) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete and correct; and
     (d) as soon as practicable, but in any event within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows for such month, and an unaudited balance sheet and statement of shareholders’ equity as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP).
If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.
Notwithstanding anything else in this Section 2.1 to the contrary, the Company may cease providing the information set forth in this Section 2.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 2.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective; provided, further, that the Company will cease providing the information set forth in this Section 2.1 upon the request of TomoTherapy.
     2.2 Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties and discuss the Company’s affairs with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

     2.3 Observation Rights. Upon written request of a Major Investor, a representative (who is not a Person that the Board or TomoTherapy determines is, or is an Affiliate of, a competitor of the Company or of TomoTherapy) designated by a Major Investor may attend all meetings of the Board in a nonvoting observer capacity. Upon written request, the Company shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; provided, further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel; result in disclosure of trade secrets; is deemed by the Board to include competitive or sensitive customer-related matters of the Company or of TomoTherapy; or result in a conflict of interests.
     2.4 Termination of Information and Observation Rights. The covenants set forth in Sections 2.1, 2.2, and 2.3 shall terminate and be of no further force or effect when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, whichever event occurs first.
     2.5 Confidentiality. Each Shareholder agrees that such Shareholder will keep confidential and will not disclose, divulge or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 2.5 by such Shareholder), (b) is or has been independently developed or conceived by the Shareholder without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Shareholder by a third party without a breach of any obligation of confidentiality such third party may have to the Company, provided, however, that a Shareholder may disclose confidential information (i) to its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any existing Affiliate, partner, member, shareholder or wholly owned subsidiary of such Shareholder in the ordinary course of business, provided that such Shareholder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iii) as may otherwise be required by law in the reasonable written opinion of the Shareholder’s legal counsel, provided that the Shareholder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. Notwithstanding the foregoing, each Shareholder agrees that it is restricted from disclosing any such confidential information to any Person that is a competitor of the Company or of TomoTherapy. For the avoidance of doubt, the Board shall determine whether such a Person is such a competitor
3. Rights to Future Stock Issuances.
     3.1 Right of First Offer. Subject to the terms and conditions of this Section 3.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the

Company shall first offer such New Securities to each Major Investor in accordance with the following:
     (a) The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.
     (b) By notification to the Company within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of any Derivative Securities then held, by such Major Investor bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Derivative Securities). At the expiration of such twenty (20) day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Section 3.1(b) shall occur on a date designated by the Company that is within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 3.1(c).
     (c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 3.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 3.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first re-offered to the Major Investors in accordance with this Section 3.1.
     (d) The right of first offer in this Section 3.1 shall not be applicable to (i) Exempted Securities; (ii) shares of Common Stock issued in the IPO; and (iii) the issuance of 2nd Tranche Shares or 3rd Tranche Shares (as those terms are defined in the Purchase Agreement).
     (e) Notwithstanding any provision hereof to the contrary, in complying with the provisions of this Section 3.1, the Company may elect to give notice to the Major Investors within thirty (30) days after the issuance of New Securities. Such notice shall describe the type, price, and terms of the New Securities. Each Major Investor shall have twenty (20) days from the date notice is given to elect to purchase up to the number of New Securities that would, if purchased by such Major Investor, maintain such Major Investor’s percentage-ownership position, calculated as set forth in Section 3.1(b) before giving effect to the issuance of such New Securities. The closing of such sale shall occur on a date designated by the Company that is within sixty (60) days of the date notice is given to the Major Investors.
     3.2 Termination. The covenants set forth in Section 3.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO or (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, whichever event occurs first.
4. Agreement Among the Company and the Shareholders Regarding Transfers of Shares.
     4.1 Rights of Refusal.
     (a) Grant. Subject to the terms of this Section 4, each Shareholder hereby unconditionally and irrevocably grants to TomoTherapy a Right of First Refusal to purchase all or any portion of the Shares that are subject to a Proposed Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee, or pursuant to this Agreement in the absence of any such ascertainable price, terms and conditions.
     (b) Notice. Any Shareholder proposing to make a Proposed Transfer must deliver a Proposed Transfer Notice to TomoTherapy and the Company not later than ninety (90) days prior to the consummation of such Proposed Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Transfer and the identity of the Prospective Transferee. To exercise its Right of First Refusal under this Section 4, TomoTherapy must deliver an Exercise Notice to the selling Shareholder within fifteen (15) days after delivery of the Proposed Transfer Notice.
     (c) Grant of Secondary Refusal Right to the Company. Subject to the terms of Section 5 below, each Shareholder hereby unconditionally and irrevocably grants to the Company a Secondary Refusal Right to purchase all or any portion of the Shares not purchased by TomoTherapy pursuant to the Right of First Refusal, as provided in this Section 4.1(c). If TomoTherapy does not intend to exercise its Right of First Refusal with respect to all Shares subject to a Proposed Transfer, TomoTherapy must deliver a Non-exercise Notice to the Company and the selling Shareholder to that effect no later than fifteen (15) days after the selling Shareholder delivers the Proposed Transfer Notice pursuant to Section 4.1(b). To exercise its Secondary Refusal Right, the Company must deliver an Exercise Notice to the selling Shareholder and TomoTherapy within ten (10) days after TomoTherapy’s deadline for its delivery of the Non-exercise Notice as provided in the preceding sentence.
     (d) Grant of Tertiary Refusal Rights to the Shareholders. Subject to the terms of Section 5 below, each Shareholder hereby unconditionally and irrevocably grants to each other Shareholder (other than TomoTherapy) a Tertiary Refusal Right to purchase all or any portion of the Shares not purchased by TomoTherapy pursuant to its exercise of the Right of First Refusal or by the Company pursuant to its exercise of the Secondary Refusal Right, as provided in this Section 4.1(d). If the Company does not intend to exercise its Secondary Refusal Right with respect to all Shares subject to a Proposed Transfer that were not purchased by TomoTherapy pursuant to the Right of First Refusal, the Company must deliver a Non-exercise Notice to the selling Shareholder and to each other Shareholder to that effect, accompanied by a copy of the Proposed Transfer Notice, no later than thirty (30) days after the selling Shareholder delivers the Proposed Transfer Notice pursuant to Section 4.1(b). To exercise its Tertiary Refusal Right, a Shareholder (other than TomoTherapy) must deliver an Exercise Notice to the selling Shareholder and the Company within forty (40) days after the Company’s deadline for its delivery of the Non-exercise Notice as provided in the preceding sentence.
     (e) Undersubscription of Shares. If options to purchase under this Section 4 have been exercised by TomoTherapy, the Company and the Shareholders (other than TomoTherapy) with respect to some but not all of the Shares subject to a Proposed Transfer by the end of the 40-day period specified in the last sentence of Section 4.1(d) (the “Shareholder Notice Period”), then the Company shall, immediately after the expiration of the Shareholder Notice Period, send written notice (the “Company Undersubscription Notice”) to those Shareholders who fully exercised their Tertiary Refusal Right within the Shareholder Notice Period (the “Exercising Shareholders”). Each Exercising Shareholder shall, subject to the provisions of this Section 4.1(e), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed Shares on the terms and conditions set forth in the Proposed Transfer Notice. To exercise such option, an Exercising Shareholder must deliver an Undersubscription Notice to the selling Shareholder and the Company within ten (10) days after the expiration of the Shareholder Notice Period. In the event there are two or more such Exercising Shareholders that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining Shares available for purchase under this Section 4.1(e) shall be allocated to such Exercising Shareholders pro rata based on the number of Shares such Exercising Shareholders have elected to purchase pursuant to the Tertiary Refusal Right (without giving effect to any Shares that any such Exercising Shareholder has elected to purchase pursuant to the Company Undersubscription Notice). If the options to purchase the remaining Shares are exercised in full by the Exercising Shareholders, the Company shall immediately notify all of the Exercising Shareholders and the selling Shareholder of that fact.

     (f) Forfeiture of Rights. Notwithstanding the foregoing, if the total number of Shares that TomoTherapy, the Company and the Shareholders (other than TomoTherapy) have agreed to purchase pursuant to the exercise of the Right of First Refusal, the Secondary Refusal Right and the Tertiary Refusal Right, respectively, is less than the total number of Shares subject to the Proposed Transfer, then TomoTherapy, the Company and the Shareholders (other than TomoTherapy) shall be deemed to have forfeited any right to purchase such Shares, and the selling Shareholder shall be free to sell all, but not less than all, of such Shares to the Prospective Transferee on terms and conditions substantially similar to (and in no event more favorable to the Proposed Transferee than) the terms and conditions set forth in the Proposed Transfer Notice, it being understood and agreed that (i) any such sale or transfer shall be subject to the other terms and restrictions of this Agreement, including without limitation the terms and restrictions set forth in this Section 4; (ii) any future Proposed Transfer shall remain subject to the terms and conditions of this Agreement, including this Section 4; and (iii) such sale shall be consummated within ninety (90) days after receipt of the Proposed Transfer Notice by the Company and, if such sale is not consummated within such ninety (90) day period, such sale shall again become subject to the Right of First Refusal, the Secondary Refusal Right and the Tertiary Refusal Right on the terms set forth herein.
     (g) Consideration; Closing. If the consideration proposed to be paid for the Shares subject to a Proposed Transfer is in property, services or other non-cash consideration, TomoTherapy, the Company or such Shareholder may pay the cash value equivalent thereof, as determined in good faith by TomoTherapy and as set forth in its Exercise Notice. If the Proposed Transfer is involuntary or by operation of law, the purchase price to be paid by TomoTherapy, the Company and the purchasing Shareholders hereunder shall be equal to appraised value for the Shares being transferred, as determined by an appraiser selected those purchasing a majority of the Shares being purchased. The closing of the purchase by TomoTherapy, the Company and/or the Shareholders of Shares subject to a Proposed Transfer pursuant to this Section 4 shall take place, and all payments from TomoTherapy, the Company and the Shareholders shall have been delivered to the selling Shareholder, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Transfer and (ii) ninety (90) days after delivery of the Proposed Transfer Notice.
     (h) Prohibited Transferees. Notwithstanding the foregoing, no Shareholder shall transfer any Shares to any Person that, in the determination of the Board or TomoTherapy, directly or indirectly competes with the Company or TomoTherapy.
     4.2 Right of Co-Sale.
     (a) Exercise of Right. If any Shares subject to a Proposed Transfer are not purchased pursuant to Section 4.1 above and thereafter is to be sold to a Prospective Transferee, each respective Shareholder may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Transfer as set forth in Section 4.2(b) below and otherwise on the same terms and conditions specified in the Proposed Transfer Notice. Each Shareholder who desires to exercise its Right of Co-Sale must give the selling Shareholder written notice to that effect within fifteen (15) days after the deadline for delivery of the Secondary Notice described above, and upon giving such notice such Shareholder shall be deemed to have effectively exercised the Right of Co-Sale.
     (b) Shares Includable. Each Shareholder who timely exercises such Shareholder’s Right of Co-Sale by delivering the written notice provided for above in Section 4.2(a) may include in the Proposed Transfer all or any part of such Shareholder’s Common Stock equal to the product obtained by multiplying (i) the aggregate number of Shares subject to the Proposed Transfer (excluding Shares purchased by the Company or the Shareholders pursuant to the Right of First Refusal, Secondary Refusal Right or Tertiary Refusal Right) by (ii) a fraction, the numerator of which is the number of Shares owned by such Shareholder immediately before consummation of the Proposed Transfer (including any shares that such Shareholder has agreed to purchase pursuant to the Tertiary Refusal Right) and the denominator of which is the total number of Shares of owned, in the aggregate, by all Shareholders immediately prior to the consummation of the Proposed Transfer (including any shares that all Shareholders have collectively agreed to purchase pursuant to the Tertiary Refusal Right).
     (c) Delivery of Certificates. Each Shareholder shall effect its participation in the Proposed Transfer by delivering to the transferring Shareholder, no later than fifteen (15) days after such Shareholder’s exercise of the Right of Co-Sale, one or more stock certificates, properly endorsed for transfer to the Prospective Transferee, representing the number of Shares that such Shareholder elects to include in the Proposed Transfer.
     (d) Purchase Agreement. The parties hereby agree that the terms and conditions of any sale pursuant to this Section 4.2 will be memorialized in, and governed by, a written purchase and sale agreement with customary terms and provisions for such a transaction and the parties further covenant and agree to enter into such an agreement as a condition precedent to any sale or other transfer pursuant to this Section 4.2.
     (e) Deliveries. Each stock certificate a Shareholder delivers to the selling Shareholder pursuant to Section 4.2(c) above will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Shares pursuant to the terms and conditions specified in the Proposed Transfer Notice and the purchase and sale agreement, and the selling Shareholder shall concurrently therewith remit or direct payment to each Shareholder the portion of the sale proceeds to which such Shareholder is entitled by reason of its participation in such sale. If any Prospective Transferee refuses to purchase securities subject to the Right of Co-Sale from any Shareholder exercising its Right of Co-Sale hereunder, no Shareholder may sell any Shares to such Prospective Transferee or Transferees unless and until, simultaneously with such sale, such Shareholder purchases all securities subject to the Right of Co-Sale from such Shareholder on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice.
     (f) Additional Compliance. If any Proposed Transfer is not consummated within ninety (90) days after receipt of the Proposed Transfer Notice by the Company, the Shareholders proposing the Proposed Transfer may not sell any Shares unless they first comply in full with each provision of this Section 4. The exercise or election not to exercise any right by any Shareholder hereunder shall not adversely affect its right to participate in any other sales of Shares subject to this Section 4.2.
     4.3 Effect of Failure to Comply.
     (a) Transfer Void; Equitable Relief. Any Proposed Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Shares not made in strict compliance with this Agreement).
     (b) Violation of Refusal Rights. If any Shareholder becomes obligated to sell any Shares to TomoTherapy, the Company or any Shareholder under this Agreement and fails to deliver such Shares in accordance with the terms of this Agreement, TomoTherapy, the Company and/or such Shareholders may, at its option, in addition to all other remedies it may have, send to such Shareholder the purchase price for such Shares as is herein specified and transfer to the name of TomoTherapy, the Company or such Shareholder (or request that the Company effect such transfer in the name of TomoTherapy or such Shareholder) on the Company’s books the certificate or certificates representing the Shares to be sold.
5. Call Right.
     5.1 Call Right. At any time after the second anniversary of the Initial Closing (as defined in the Purchase Agreement), TomoTherapy shall have the continuing option (the “Call Right”) to purchase all of the Series A Common Stock and twenty-three and sixteen hundredths percent (23 16/100%) of the Series B Common Stock (collectively, the “Call Shares”) in accordance with the terms and conditions of this Section 5.
     5.2 Notice. To exercise the Call Right, TomoTherapy shall provide to each Series A Holder and each Series B Holder, written notice of its election to exercise the Call Right (the “Call Notice”), which Call Notice shall set forth the Purchase Price (as defined below) to be paid to each such Series A Holder and Series B Holder, as calculated in accordance with Section 5.3, and the closing date of the purchase pursuant to Section 5.4.
     5.3 Purchase Price. The total purchase price for Series A Common Stock Call Shares (the “Series A Purchase Price”) and Series B Common Stock Call Shares (the “Series B Purchase Price”), purchased pursuant to this Section 5 shall be an amount equal to the following formulas for each separate purchase of such Series A Common Stock or Series B Common, as the case may be:

Series A Purchase Price = $1.00 * A * (1 + I)^(M/12)

Series B Purchase Price = ($2.46 * B * (1.5^(M/12))) – ($2.46 * B)

A =	The number of shares of Series A Common Stock to be purchased pursuant to the Call Right.

B =	The number of shares of Series B Common Stock to be purchased pursuant to the Call Right.

I =	If the total number of shares of Series A Common Stock that the selling Series A Holder has purchased or has a then-current right to purchase is greater than or equal to 2,000,000, then 0.2, but if less than 2,000,000, then 0.

M =	The number of full months between the relevant share purchase date and (i) if the holder failed to meet the holder’s obligation pursuant to its initial commitment to purchase stock in either the 2nd Tranche Sale or 3rd Tranche Sale (as defined in the Purchase Agreement), the date that the holder first failed to make such purchase, or (ii) if the holder fulfilled all obligations of the Transaction Agreements, the date of the sale pursuant to the Call Right.
     5.4 Closing. The closing of the purchase of the Call Shares by TomoTherapy shall occur at the principal office of the Company on date designated by TomoTherapy that is on or before fifteen (15) business days following TomoTherapy’s delivery of the Call Notice. At such closing, TomoTherapy shall deliver to each selling Shareholder, against delivery of certificates duly endorsed and stock powers representing the Call Shares held by such selling Shareholder, cash in an amount equal to the Series A Purchase Price and the Series B Purchase Price, as applicable, for the Call Shares held by such selling Shareholder, pursuant to a written purchase agreement between the Company and each Shareholder, in which each Shareholder shall make all customary representations and warranties given by sellers of a equity securities, including, without limitation, representations and warranties as to: (1) binding execution of the purchase agreement; (2) enforceability obligations under the purchase agreement; (3) authority, capacity and power to execute and delivery the purchase agreement and the agreements contemplated thereby; (4) good and marketable title to the Call Shares held by the selling Shareholder, free and clear of liens and encumbrances; (5) proper approval of such proposed sale; and (6) no violation of any other agreement to which the selling Shareholder is a party.
6. Remedies.
     6.1 Covenants of the Company. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

     6.2 Irrevocable Proxy. Each party to this Agreement hereby constitutes and appoints the President and Treasurer of the Company, and each of them, with full power of substitution, as the proxies of the party with respect to the matters set forth herein, including without limitation, election of persons as members of the Board in accordance with Section 1 hereof and hereby authorizes each of them to represent and to vote, if and only if the party (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 8 hereof. Each party hereto hereby revokes any and all previous proxies with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 8 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any Person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.
     6.3 Specific Enforcement. Each party hereto acknowledges and agrees that every party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of TomoTherapy, the Company and the Shareholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.
     6.4 Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
7. “Market Stand-Off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of Shares or any other equity securities of the Company under the Securities Act on a registration statement on Form S-1, Form S-2 or Form S-3, and ending on the date specified by the Company and the managing underwriter (such period not to exceed (x) one hundred eighty (180) days in the case of the IPO, which period may be extended upon the request of the managing underwriter, to the extent required by any NASD rules, for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of the 180-day lockup period, or (y) ninety (90) days in the case of any registration other than the IPO, which period may be extended upon the request of the managing underwriter, to the extent required by any NASD rules, for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of the 90-day lockup period), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any

Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock (whether such Shares or any such securities are then owned by the Holder or are thereafter acquired); or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 7 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Shareholders only if all officers and directors are subject to the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 7 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Shareholder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 7 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Shareholders subject to such agreements, based on the number of shares subject to such agreements, except that, notwithstanding the foregoing, the Company and the underwriters may, in their sole discretion, waive or terminate these restrictions with respect to up to 1,000,000 shares of the Common Stock.
8. Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (a) the consummation of the IPO (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or an SEC Rule 145 transaction); and (b) termination of this Agreement in accordance with Section 9.8 below.
9. Miscellaneous.
     9.1 Additional Parties. Except as otherwise approved by the Board, in the event that after the date of this Agreement, the Company enters into an agreement with any Person to issue shares of capital stock to such Person, then, the Company shall cause such Person, as a condition precedent to entering into such agreement, to become a party to this Agreement by executing a Joinder Agreement in the form attached hereto as Exhibit B, agreeing to be bound by and subject to the terms of this Agreement as a Shareholder and thereafter such Person shall be deemed a Shareholder for all purposes under this Agreement.
     9.2 Transfers. Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering a Joinder Agreement substantially in the form attached hereto as Exhibit B. Upon the execution and delivery of a Joinder Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be a Shareholder. In addition to all other restrictions on the transfer of Shares set forth in this Agreement, the Company shall not permit the transfer of Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 9.2. Each certificate representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the legend set forth in Section 9.12.
     9.3 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
     9.4 Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin without regard to conflict of law principles that would result in the application of any law other than the law of the State of Wisconsin and without regard to any rules of construction concerning the draftsman hereof.
     9.5 Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     9.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
     9.7 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A or Schedule B hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 9.7.
     9.8 Consent Required to Amend, Terminate or Waive. This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) TomoTherapy, (b) the Company; (c) holders of a majority of the outstanding shares of Series A Common Stock (other than TomoTherapy); and (d) holders of a majority of the outstanding shares of Series B Common Stock. Notwithstanding the foregoing:
     (a) Schedules A and B hereto may be amended by the Company from time to time to add information regarding additional Shareholders without the consent of the other parties hereto; and
     (b) any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party.

     The Company shall give prompt written notice of any amendment, termination or waiver hereunder to any party directly affected thereby that did not consent in writing thereto. Any amendment, termination or waiver effected in accordance with this Section 9.8 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assign entered into or approved such amendment, termination or waiver.
     9.9 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
     9.10 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.
     9.11 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the other Transaction Agreements constitute the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.
     9.12 Legend on Share Certificates. Each certificate representing any Shares issued after the date hereof shall be endorsed by the Company with a legend reading substantially as follows:
“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A SHAREHOLDER AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT SHAREHOLDER AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”
The Company, by its execution of this Agreement, agrees that it will cause the certificates evidencing the Shares issued after the date hereof to bear the legend required by this Section 9.12, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by this Section 9.12 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.
     9.13 Stock Splits, Stock Dividends, Etc. In the event of any issuance of Shares hereafter to any of the Shareholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 9.12.
     9.14 Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.
     9.15 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.
     9.16 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts located within the geographic boundaries of Dane County in the State of Wisconsin for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal and state courts located within the geographic boundaries of Dane County in the State of Wisconsin, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.
     9.17 Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.
     9.18 Aggregation of Stock. All Shares held or acquired by a Shareholder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.
     9.19 Spousal Consent. If any individual Shareholder is married on the date of this Agreement, such Shareholder’s spouse shall execute and deliver to the Company a consent of spouse in the form of Exhibit C hereto (“Consent of Spouse”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Shareholder’s Shares that do not otherwise exist by operation of law or the agreement of the parties. If any individual Shareholder should marry or remarry subsequent to the date of this Agreement, such Shareholder shall within thirty (30) days thereafter obtain his or her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Shareholder Agreement as of the date first written above.

COMPANY:

COMPACT PARTICLE ACCELERATION CORPORATION

By:	/s/ Shawn Guse

Name:	Shawn Guse

Title:	General Manager

[Signature Page to Shareholder Agreement]

SHAREHOLDERS:

TomoTherapy Incorporated

By:	/s/ Frederick A. Robertson

Name:	Frederick A. Robertson

Its:	CEO

DaneVest Tech Fund I, LP

By:	/s/ Joseph Hildebrandt

Name:	Joseph Hildebrandt

Its:	Manager

The Endeavors Group, LLC

By:	/s/ Michael J. Cudahy

Name:	Michael J. Cudahy

Its:	Managing Member

Libby One LLC

By:	/s/ Jose Luis Pino-y-Torres

Name:	Jose Luis Pino-y-Torres

Its:	Manager

TomoPro Investment, LLC

By:	/s/ John Bodilly

Name:	John Bodilly

Its:	Manager

[Signature Page to Shareholder Agreement]

EXHIBIT A
DEFINITIONS
     “Affiliate” means, with regard to any Person, another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.
     “Convertible Securities” means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.
     “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.
     “Exchange Act” means the Exchange Act of 1934, as amended.
     “Exempted Securities” means all of the following:
     (a) shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Common Stock;
     (b) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock, including any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock is converted into or exchanged for securities, cash or other property;
     (c) shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board;
     (d) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;
     (e) shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board;
     (f) shares of Common Stock, Options or Convertible Securities issued to suppliers or third-party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board;

     (g) shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or joint venture agreement, provided, that such issuances of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board; and
     (h) shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board.
     “Exercise Notice” means, with respect to TomoTherapy, the Company or any Shareholder, a written notice from such party notifying the selling Shareholder that such party intends to exercise its Right of First Refusal (in the case of TomoTherapy), Secondary Refusal Right (in the case of the Company) or Tertiary Refusal Right (in the case of a Shareholder other than TomoTherapy) as to some or all of the Shares with respect to any Proposed Transfer.
     “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.
     “Form S-2” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.
     “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.
     “GAAP” means generally accepted accounting principles in the United States.
     “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.
     “Major Investor” means any Shareholder that (i) holds, or has the right to acquire pursuant to Exhibit A of the Purchase Agreement, shares of Series A Common Stock or Series B Common Stock that have a collective purchase price of at least Three Million Dollars ($3,000,000), (ii) is not in breach of this Agreement, the Investor Rights Agreement or the Purchase Agreement, and (iii) both the Board and TomoTherapy have determined is not a competitor or an Affiliate of a competitor of either the Company or TomoTherapy.
     “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.
     “Option” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

     “Person” means an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity.
     “Proposed Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Shares (or any interest therein) that is proposed by any Shareholder, whether voluntary, involuntary or by operation of law, other than (a) a transfer of Shares between Shareholders where the transferee is not, at the time of such transfer and in the determination of both the Board and TomoTherapy, a competitor of the Company or TomoTherapy, or an Affiliate thereof; and (b) a transfer of Shares that is approved by the Board.
     “Proposed Transfer Notice” means written notice from a Shareholder setting forth the terms and conditions of a Proposed Transfer.
     “Prospective Transferee” means any person to whom a Shareholder proposes to make a Proposed Transfer.
     “Non-exercise Notice” means a written notice from TomoTherapy or the Company notifying the recipient that the sender does not intend to exercise its Right of First Refusal (in the case of TomoTherapy) or Secondary Refusal Right (in the case of the Company) as to all Shares subject to a Proposed Transfer.
     “Right of First Refusal” means the right, but not an obligation, of TomoTherapy, or its permitted transferees or assigns, to purchase some or all of the Shares subject to a Proposed Transfer, on the terms and conditions specified in the Proposed Transfer Notice.
     “Secondary Refusal Right” means the right, but not an obligation, of the Company to purchase some or all of the Shares subject to a Proposed Transfer that are not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Shares” shall mean and include any shares of the Common Stock, including without limitation, all shares of Common Stock, by whatever name called, now owned or subsequently acquired by a Shareholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.
     “Tertiary Refusal Right” means the right, but not an obligation, of each Shareholder to purchase up to its pro rata portion (based upon the total number of shares of Shares then held by all Shareholders) of any Shares subject to a Proposed Transfer that are not purchased pursuant to the Right of First Refusal and/or the Secondary Refusal Right, on the terms and conditions specified in the Proposed Transfer Notice.
     “Transaction Agreements” means this Agreement, the Investors’ Rights Agreement, dated as of even date herewith, by and among the Company and each of the Series B Holders named therein, and the Purchase Agreement.

Remaining schedules and exhibits are intentionally omitted.